Parker Drilling Announces Departure of Director Peter C. Wallace, Recently Appointed CEO of Gardner Denver

HOUSTON, June 18, 2014 /PRNewswire/ -- Parker Drilling Company (NYSE-PKD), an international provider of contract drilling and drilling-related services and rental tools to the energy industry, today announced the resignation of Peter C. Wallace from the Company's board of directors. Mr. Wallace's departure follows his recent appointment as chief executive officer of Gardner Denver, Inc.

"We congratulate Pete on his new role," said Gary Rich, chairman, president and chief executive officer of Parker Drilling. "He is a fully engaged individual and we respect his decision to focus on his new role. We will miss the perspective and insight he brought to Parker's board."

Mr. Wallace's resignation from the Parker Drilling Board of Directors is effective June 13, 2014.

Company Description

Parker Drilling (NYSE: PKD) provides contract drilling and drilling-related services and rental tools to the energy industry. The Company's drilling services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker's barge rig fleet and in select international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's rental tools business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

CONTACT: Investor Relations, Richard Bajenski, Director, Investor Relations, (281) 406-2030, or Media Relations, Stephanie Dixon, Manager, Marketing & Corporate Communications, (281) 406-2212